EXHIBIT 99.1

THORNBURG MORTGAGE REPORTS 2Q DILUTED EPS OF $0.71;
DECLARES $0.66 2Q DIVIDEND

> Record net income reported for the 13th consecutive quarter

> Quarterly dividend increased to $0.66, a 6% increase over prior year

> 2Q mortgage originations of $1.1 billion, up 39% year-over-year

> Total assets increase to $24.5 billion; up 62% over 2Q 2003

> 60-day plus delinquent loans at 0.05%

     Santa Fe, NM, July 19, 2004 — Thornburg Mortgage, Inc. (NYSE: TMA) reported record net income for the quarter ended June 30, 2004 of $57.9 million, or $0.71 diluted earnings per common share, as compared to $42.1 million, or $0.67 diluted earnings per common share, for the quarter ended June 30, 2003, representing a year-over-year increase of 6% on a diluted earnings per common share basis.

     Simultaneous with the earnings announcement, the company’s Board of Directors declared a second quarter dividend of $0.66 per common share, payable on August 17, 2004 to shareholders of record on August 4, 2004. The ex-dividend date is August 2, 2004. This dividend represents a 6% increase over the year-earlier period and a 2% increase over the first quarter of 2004.

     Garrett Thornburg, chairman and chief executive officer, remarked, “We are pleased with the company’s ability to continue to provide shareholders with growing earnings and consistent dividend income. This record dividend represents the company’s ninth consecutive quarterly dividend increase and based on our current share price, equates to an annualized dividend yield exceeding 9%. As we move into an environment where interest rates are anticipated to move steadily higher, we maintain our optimistic outlook for the future and our ability to sustain the new dividend level.”

     Larry Goldstone, president and chief operating officer, stated, “We posted record earnings results for the 13th consecutive quarter. Year-over-year total assets increased by 62%, earnings per share grew 6% and return on equity (ROE) remained strong at 15.6%. Margins, while slightly narrower as a result of our disciplined hedging strategy and increased prepayments, remain healthy. We also continued to strengthen our capital position through the effective issuance of equity capital. Through our diverse capital-raising programs, we raised net equity proceeds of $78.6 million during the quarter, which should positively impact earnings in future periods. The average net share price at which these shares were issued was $26.30, equating to a 2% discount on shares sold. Year-to-date we have raised $246.6 million of new equity, or 69% of our 2004 capital-raising target of $360 million.”

     Mr. Goldstone remarked, “During the quarter we also completed our second securitization of the year. In this transaction, $1.1 billion of adjustable-rate mortgage (ARM) loans were permanently financed through the issuance of four classes of floating-rate, pass-through certificates rated AAA by Standard and Poor’s and Aaa by Moody’s Investors Service, and referred to by the company as collateralized debt obligations (CDOs). For accounting purposes, this transaction was treated as a financing versus a sale of loans, and therefore no gain on sale income was generated.”

     Mr. Goldstone added, “This represents the fifth CDO securitization we have completed in the last fifteen months. These transactions allow us to diversify further our financing sources, reduce our reliance on reverse repurchase agreement borrowings, and at the same time allow us to grow our balance sheet and earnings potential because of the more efficient use of capital facilitated by these transactions. Today, about 21% of our current borrowings are made up of CDOs. Over time, we would like to see that number grow to 30%.”

     Mr. Goldstone continued, “We also further strengthened our balance sheet with the establishment of a new $5 billion asset-backed commercial paper facility in early July. This facility will provide us with an alternative way to finance our high quality, adjustable-rate, mortgage-backed securities portfolio. Through a bankruptcy-remote facility, we will issue commercial paper in the form of secured liquidity notes that have been rated P-1 by Moody’s Investors Service and F1+ by Fitch Ratings to money market investors. The notes in essence are collateralized by adjustable-rate, AAA-rated mortgage-backed securities (MBS) and Fannie Mae or Freddie Mac agency MBS that we have either purchased or created through our loan securitization process. Importantly, we can replace reverse repurchase agreement borrowings with the issuance of commercial paper under terms that are comparable to our existing reverse repurchase agreement funding. Over time, we would like to finance 30% of our assets using commercial paper.”

     Mr. Goldstone concluded, “The dividend continues to rise and our earnings prospects appear more than adequate to cover the current dividend level. We have been diligently positioning our portfolio for a higher interest rate environment and believe the current dividend level is secure even if short-term interest rates were to increase by as much as 3% over the next 12 to 18 months. Managing our exposure to rising interest rates while continuing to grow our origination business, accretively raising new equity capital and funding asset acquisitions with CDOs should position us to deliver attractive financial results in 2004 and beyond.”

Origination Activity

     Commenting on the mortgage origination program, Joseph Badal, chief executive officer of Thornburg Mortgage Home Loans, Inc. (“TMHL”), the company’s mortgage lending subsidiary, said, “Loan originations totaled $1.1 billion in the second quarter, increasing 39% over the year-ago period and 24% over last quarter. Year-to-date we have closed $2.0 billion in loans, up 21% from last year. Additionally, during the second quarter, our loan servicing portfolio grew 12% to $6.0 billion, representing 13,067 customers.”

     Mr. Badal remarked, “The Federal Reserve Board’s recent decision to raise short-term interest rates and the expectation that they will continue to do so, should favor ARM loan production. The Mortgage Bankers Association currently projects that ARMs will account for 35% of the $2.5 trillion in mortgages anticipated to be originated in 2004. We intend to be at the forefront of this growth in the ARM market with our growing network of financial intermediaries, innovative loan products, highly competitive rates and superior service. In addition, mortgage origination volumes remain strong with $802.9 million of loans in the pipeline at June 30, 2004, most of which we expect will close in the third quarter. We believe this pace will allow us to achieve our 2004 origination target of $3.7 billion.”

     The company’s borrower credit quality remains exceptional. At June 30, 2004, the company’s 60-day plus delinquent loans were just 0.05% of $8.7 billion of securitized and unsecuritized loans, up from 0.02% in the first quarter, but significantly below the industry’s delinquent ARM and prime loan ratios of 1.68% and 0.64%, respectively. The company has not realized a loan loss in the past ten quarters, and since it began acquiring loans in 1997, it has experienced cumulative credit losses of just $174,000. At June 30, 2004, loan loss reserves totaled $8.8 million, which management believes is an appropriate reserve level given the characteristics of the loan portfolio.

Second Quarter Results

     Quarterly operating results once again reached record levels. Net income grew to $57.9 million and net interest income grew to $74.1 million, up 37% and 35%, respectively, from the year-ago period. ROE for the second quarter was 15.6% compared to 17.7% for the year ago period. Book value grew 22% to $18.74 per share, up from $15.41 a year ago. This book value calculation excludes the unrealized market value gain on our ARM loans which totaled $17.8 million at June 30, 2004.

     The average portfolio yield during the second quarter decreased to 3.84% from 3.93% in the prior quarter. The decrease in the portfolio yield was offset slightly by a decline in the company’s average cost of funds, which decreased to 2.72% from 2.73% in the first quarter. This resulted in an average portfolio margin of 1.31% for the quarter compared to 1.40% for the quarter ended March 31, 2004.

     Richard Story, chief financial officer, commented, “Our average portfolio margin declined during the quarter as a result of increased hedging and prepayment activity. We continue to increase our hedged borrowing position as we anticipate and position ourselves for higher interest rates. We accomplish this by extending the duration of the short-term funding of our hybrid ARMs with interest rate swap agreements, Eurodollar contracts, and interest rate cap agreements so that it closely matches the duration of the hybrid ARMs, which represent 83% of our ARM portfolio. The lower the duration gap, the less impact interest rate changes will have on earnings. At June 30, 2004, we calculated our duration gap to be 4.2 months, up from 1.2 months in the prior quarter, but still well within our comfort level for maintaining earnings consistency and dividend stability.”

     Mr. Story continued, “Our portfolio margin was also adversely impacted by higher prepayments, which resulted in an increased level of premium amortization. Prepayments increased to 35% Constant Prepayment Rate (CPR) in the second quarter, up significantly from 19% CPR in the prior quarter. Higher prepayments also increased our payment receivables and cash balances, which temporarily delayed our ability to reinvest the cash received from prepaid and refinanced loans into new ARM assets. In the quarters to come, we anticipate that asset yields and margins will normalize as we acquire higher yielding assets in this higher interest rate environment and as the effect of prepayments diminishes with slowing prepayments.”

     The company’s ARM portfolio increased by 57% over the past 12 months, and 6% in the second quarter, ending the quarter with $23.1 billion of ARM assets. During the quarter, the company acquired or originated $4.1 billion of new mortgage assets at an average purchase price of 100.5%. At June 30, 2004, the unamortized cost basis at which the company was holding its ARM assets was 101.1% down from 101.2% in the prior quarter.

     The company continues to maintain strong credit quality. At June 30, 2004, 96.8% of ARM assets were privately issued securities rated AAA or AA, or Fannie Mae or Freddie Mac agency securities, which have an implied AAA rating. An additional 2.3% consisted of “A” quality ARM loans that were pending securitization for retention in the company’s ARM asset portfolio. At the end of the second quarter, 35% of the company’s portfolio consisted of securitized loans and loans permanently funded by CDOs.

     The company will host a dial-in conference call on Tuesday, July 20, 2004 at 10:30 a.m. EDT, to discuss second quarter results. The teleconference dial-in number is (888) 428-4472. A replay of the call will be available beginning at 2:00 p.m. on July 20, 2004 and ending at midnight on July 27, 2004. The replay dial-in number is (800) 475-6701 in the U.S. and (320) 365-3844 internationally. The access code for both replay numbers is 737985. The conference call will also be web cast live through a link at the company’s web site at www.thornburgmortgage.com. Presentation materials will be available to download prior to the event at www.thornburgmortgage.com.

     Shareholders interested in reinvesting their dividends or purchasing stock direct from Thornburg Mortgage may do so through the company’s Dividend Reinvestment and Stock Purchase Plan by contacting American Stock Transfer & Trust Company, the company’s Plan Administrator, at 1-877-366-6442 (toll free), or by contacting the company. The company currently offers a 2% discount on shares purchased through the Plan.

     Thornburg Mortgage is a single-family residential mortgage lender focused principally on the jumbo segment of the mortgage market. Backed by a sizeable balance sheet of $24.5 billion in assets, the company seeks to deliver attractive dividend income and steady growth for its shareholders through the acquisition and origination of high credit quality adjustable-rate mortgage assets. Capitalizing on its innovative lending model and REIT tax structure, Thornburg Mortgage is an efficient provider of specialized mortgage loan products for borrowers with excellent credit, and is positioned to become one of the top 50 mortgage lenders in the country. We invite you to visit the company’s website at www.thornburgmortgage.com.

# # #

     Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including general economic conditions, interest rates, the availability of ARM securities and loans for acquisition and other risk factors outlined in the company’s SEC reports and the annual report on Form 10-K.

Contact:	Leanne L. Gallagher @ (505) 989-1900 ir@thornburgmortgage.com

THORNBURG MORTGAGE, INC.
STATEMENT OF OPERATIONS
(Amounts in thousands, except per share data)

For Quarters Ended:

	June 30, 2004	June 30, 2003
Interest income from ARM assets and cash	$217,487	$136,897
Interest expense on borrowed funds	(143,435)	(82,166)

Net interest income	74,052	54,731
Fee income	1,370	637
Gain (loss) on ARM assets and hedging instruments, net	(896)	2,574
Hedging expense	(149)	(220)
Provision for credit losses	(391)	—
Management fee	(3,936)	(2,686)
Performance fee	(8,480)	(6,924)
Long-term incentive awards	344	(3,075)
Other operating expenses	(4,015)	(2,845)

NET INCOME	$57,899	$42,192

Net income	$57,899	$42,192
Dividends on Series A preferred stock	—	(1,670)

Net income available to common shareholders	$57,899	$40,522

Basic earnings per share:
Net income	$0.71	$0.68
Average number of shares outstanding	81,373	59,879
Diluted earnings per share:
Net income	$0.71	$0.67

Average number of shares outstanding	81,373	62,639

Dividends declared per common share	$0.66	$0.62
Noninterest expense as a percent of average assets	0.28%	0.47%

THORNBURG MORTGAGE, INC.
STATEMENT OF OPERATIONS
(Amounts in thousands, except per share data)

For Six Months Ended:

	June 30, 2004	June 30, 2003
Interest income from ARM assets and cash	$413,300	260,093
Interest expense on borrowed funds	(269,528)	(153,328)

Net interest income	143,772	106,765
Fee Income	2,192	941
Gain (loss) on ARM assets and hedging instruments, net	2,648	2,574
Hedging expense	(307)	(397)
Provision for credit losses	(823)	—
Management fee	(7,563)	(5,171)
Performance fee	(16,814)	(13,111)
Long-term incentive awards	(4,151)	(4,744)
Other operating expenses	(7,692)	(5,591)

NET INCOME	$111,262	$81,266

Net income	$111,262	$81,266
Dividends on Series A preferred stock	—	(3,340)

Net income available to common shareholders	$111,262	$77,926

Basic earnings per share:
Net income	$1.41	$1.35
Average number of shares outstanding	79,002	57,767

Diluted earnings per share:
Net income	$1.41	$1.34
Average number of shares outstanding	79,002	60,527

Dividends declared per common share	$1.31	$1.22
Noninterest expense as a percent of average assets	0.34%	0.47%

THORNBURG MORTGAGE, INC.
BALANCE SHEET

(Amounts in thousands)

	June 30, 2004	December 31, 2003
ASSETS
Adjustable-rate mortgage (“ARM”) assets:
ARM securities, net	$14,434,131	$11,520,741
ARM loans:
Securitized ARM loans, net	3,263,469	3,687,466
ARM loans collateralizing debt obligations, net	4,872,050	3,146,961
ARM loans held for securitization, net	520,470	496,998

ARM loans	8,655,989	7,331,425

ARM assets	23,090,120	18,852,166
Cash and cash equivalents	875,838	85,366
Restricted cash and cash equivalents	304,702	51,600
Hedging instruments	156,228	40,356
Accrued interest receivable	88,726	73,702
Prepaid expenses and other	25,257	15,609

	$24,540,871	$19,118,799

LIABILITIES
Reverse repurchase agreements	$17,492,989	$13,926,858
Collateralized debt obligations (“CDOs”)	4,823,351	3,114,047
Whole loan financing facilities	294,763	369,343
Hedging instruments	37,286	113,518
Senior notes	251,263	251,080
Accrued interest payable	27,065	26,114
Dividends payable	—	47,350
Payable for assets purchased	23,071	—
Accrued expenses and other	35,156	31,385

	22,984,944	17,879,695

SHAREHOLDERS’ EQUITY
Common stock: par value $0.01 per share; 499,978 shares authorized, 83,024 and 73,985 shares issued and outstanding, respectively	830	740
Additional paid-in-capital	1,623,750	1,376,879
Accumulated other comprehensive loss	(131,441)	(142,778)
Retained earnings	62,788	4,263

	1,555,927	1,239,104

	$24,540,871	$19,118,799

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